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                                                                   Exhibit 12.1

Anthem, Inc.
Computation of Ratio of Earnings to Fixed Charges
(Dollars in millions)


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

                                                     09/30/02  12/31/01   12/31/00  12/31/99  12/31/98   12/31/97
                                                     --------- ---------  --------- --------- ---------  ---------
Ratio of Earnings to Fixed Charges
  Earnings:
    Pretax earnings from continuing operations
    before adjustment for minority interest            $538.2    $524.6     $329.8     $60.8    $288.2     $106.7

    Add fixed charges:
      Interest expense, including amortization of
      debt discount and expense                          65.4      60.2       54.7      30.4      27.9       23.7
                                                       ------    ------     ------     -----    ------     ------

      Total Earnings Available for Fixed Charges       $603.6    $584.8     $384.5     $91.2    $316.1     $130.4
                                                       ======    ======     ======     =====    ======     ======
  Fixed Charges:
    Interest expense, including amortization of
    debt discount and expense                          $ 65.4    $ 60.2     $ 54.7     $30.4    $ 27.9     $ 23.7
                                                       ------    ------     ------     -----    ------     ------
      Total Fixed Charges                              $ 65.4    $ 60.2     $ 54.7     $30.4    $ 27.9     $ 23.7
                                                       ======    ======     ======     =====    ======     ======
  Ratio of earnings to fixed charges                     9.23      9.71       7.03      3.00     11.33       5.50
                                                       ======    ======     ======     =====    ======     ======

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